Exhibit 4.7

LOAN AGREEMENT OF €4,000,000

Between:

The public limited company “IMBC Spinnova”, whose registered office is located at 7000 Mons, rue des Quatre Fils Aymon, 14. Registered in the Hainaut Register of Legal Persons (Mons section) under company number 0870.661.013.

Company represented here by two Directors, in accordance with Article 22 of its Articles of Association:

-	Ms. Sylvie Creteur residing at Rivage de Buisseret, 10 to 7180 Seneffe (NN 69.04.04-094.02).
-	Mr Jean-Sébastien Belle residing at Chaussée de Mons, 525 to 7810 Ath (NN 66.03.11 125-79).

Hereinafter referred to as “the Creditor”,

party of the first part

And

The private limited liability company TELIX PHARMACEUTICALS (BELGIUM) S.P.R.L. having its registered office at Rue de Hermée, 255 to 4040 Herstal. Registered in the Liege Register of Legal Entities (Liege section). Company number 0695.832.765.

Company represented here by two Directors in accordance with its Articles of Association:

-	Mr Douglas Cubbin, Group Chief Financial Officer, 5/19-21 Caronia Ave, Cronulla NSW 2230, Australia.
-	Mr Richard Valeix, President EMEA, 20 Rue De Verdun 74940 Annecy le Vieux, France.

Hereinafter referred to as “the Company”,

party of the second part

Whereas:

1)	The IMBC Group is composed of Invest Mons-Borinage-Centre S.A., the parent company, and its subsidiaries; namely: IMBC Capital Risk S.A., IMBC Immo Lease S.A., IMBC Spinnova S.A. IMBC 2020 and any other subsidiary company to be created, and the Creditor therefore forming part of this Group.

2)	The titles of the articles of this agreement have no legal significance and cannot be used to interpret it.

Loan agreement of €4,000,000 between S.A. IMBC Spinnova and S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

The following has been agreed :

ARTICLE 1 - Amount, purpose and form of the loan

The Creditor makes available to the Company, in the form of a loan, an amount of €4,000,000 intended to finance the Seneffe operating site.

ARTICLE 2 - Disbursement and withdrawals

a)	Disbursement

Without prejudice to Article 6 (Guarantee(s) and condition(s) of this agreement, the loan is disbursed in successive tranches, in the form of withdrawals of an amount corresponding to the eligible expenses to be borne by the Company, as they become payable. The disbursement of each of the said tranches is subject to the prior sending by the Company of documents that the Creditor deems reasonably necessary justifying this disbursement of funds.

A provisional repayment depreciation table is attached to this agreement, which is an integral part of this agreement, taking into consideration a theoretical release date set for March 1, 2022.

b)	Withdrawals

Without prejudice to Article 9 (delays in payment), the withdrawal(s) concerned will be then credited to the Company’s account BE57 0689 3733 1235 (Belfius).

Prior to this, the Creditor will have received a certificate from the bank concerning the existence and holder of the aforementioned account.

A maximum withdrawal period is set. It starts from the 1st withdrawal and ends at the end of the withdrawal period as set out in the provisional depreciation table.

This period may be reduced depending on the date of the last withdrawal. If, at the end of the withdrawal period, the entire loan has not been withdrawn, the Creditor is released from any obligation to pay up the balance of the loan; the loan amount is then automatically limited to the amount paid up on that date.

The final adapted depreciation table, which will be an integral part of the agreement, will be sent by the Creditor, at the end of the withdrawal period, to the Company.

The Creditor will also have the option of suspending the disbursement of the loan, or even terminating it with reasonable notice, in the following circumstances, by prior notice to the Company, by mail:

-	in the event of withdrawal or non-obtainment of any administrative decision, such as operating permit or authorization or environmental permit, etc., that would directly or indirectly affect the activities of the Company or the financing of the project.

Loan agreement of €4,000,000 between S.A. IMBC Spinnova and S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

-	in the event of insolvency, cessation of payment, bankruptcy of the Company, sequestration of its assets, request for the benefit of the law on business continuity or, in general, in the case of any procedure or settlement by which the assets of the Company would be placed under the direct or indirect control of its creditors, or the court or any commission constituted for this purpose, as well as in the case of a stay of payment or amicable settlement with its creditors.

ARTICLE 3 - Repayment

The loan is repayable in 96 monthly instalments of €44,858.08 (principal + interest) (see attached table of provisional amortization of the loan) on account number BE64 7320 0865 2552 of the Creditor. The first repayment of the principal takes place at the end of the 24-month grace period which begins to run from the first withdrawal. It is payable on the last day of the month concerned.

ARTICLE 4 - Interest

From the date of disbursement, the loan shall produce a fixed interest of 1.85% per year, payable monthly in arrears (see provisional depreciation table) on account number BE64 7320 0865 2552 of the Creditor.

The first interest payment is calculated pro rata temporis and takes place at the end of the first month following the date of the first withdrawal. It is payable on the last day of the month concerned.

ARTICLE 5 - Commitments

“The Company confirms that it is fully aware of the following: The intervention of the Investment benefits from the guarantee of the InnovFin SME Guarantee program with the financial support of the European Union through the financial instruments of Horizon 2020 and the European Strategic Investment Fund (EFSI) implemented as part of the Investment Plan for Europe. EFSI’s objective is to help support the financing and implementation of productive investments in the European Union as well as to ensure improved access to financing.”

“The Company acknowledges and accepts that the European Investment Fund, the agents of the EIF, the Court of Auditors of the European Community, the Commission, agents or contractors of the Commission including the OLAF, the European Investment Bank and/or any other institution of the European Union or organization that has the right to verify the use of this agreement in the context of InnovFin (together, the “Authorised Entities” and separately, an “Authorized Entity”) shall have the right to carry out checks and audits and to request information and documentation with regard to this agreement and its performance, including and without restriction for the purposes of evaluating the InnovFin program. The Company must allow monitoring visits and inspections by any Authorized Entity of its business activities, its books and records. As these controls may include surprise visits and counter-party inspections, the counterparty must allow access to its premises to any Authorized Entity during normal working hours.

Loan agreement of €4,000,000 between S.A. IMBC Spinnova and S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

“To meet the requirements of the InnovFin SME Guarantee program (with financial support from the European Union and the European Investment Fund), the Company undertakes:

○	to comply at all times with the principles and legislation applicable to it in the prevention of money laundering, the fight against terrorism and tax fraud, and (ii) not to establish itself in “a noncooperative-cooperative” jurisdiction [1];
○	to comply with the laws and regulations (whether national or EU laws and regulations) applicable to it;
○	not to commit any fraud or irregularity;
○	to meet the applicable eligibility criteria to allow the financial intervention of the Investor to benefit from the InnovFin SME Guarantee program, of which it confirms having read; or to be prepared, update, keep for the entire duration of this agreement (and for a period of seven years after its end) and make available to the Investment, on request during this period and within a short period of time from this request, any document or information concerning it or relating to the financial intervention of the Investigator, AND either (i) must be included in any reporting as part of the InnovFin SME Guarantee program guarantee, or (ii) making it necessary to verify that the aforementioned applicable eligibility criteria are met.”

ARTICLE 6 - Guarantee(s) and condition(s)

This agreement is concluded under the following guarantee(s) and condition(s):

Guarantee(s)

-	Mortgage of €55,000 and mortgage mandate of €4.345.000 on the building in the same proportions as the bank (place rank 2 mortgage behind a first rank BNP of €110,000 and rank 4 mandate behind a rank 3 mandate of €8,800,000 from BNP in case of conversion).
-	50% EIF coverage on a tranche of this loan limited to €2,000,000.
-	Letter of commitment (Comfort Letter) from the parent company TIPL.

Prerequisite(s)

-	Own share of €2,495,000 for the dismantling of the site.
-	Own funds Telix for an amount of 2.0000.000 eur

Related condition(s)

-	Banking interventions for a total amount of €8,100,000 on the basis of the agreed terms and conditions.
-	Release of the joint loan upon release of the bank loan.
-	Closing of the financial structure.

[1] The list of non-cooperative tax courts is included in the appendix to the Commission’s Communication to the European Parliament and to the Council on “A more accurate corporate tax system within the Union” of 17 June 2015 accessible via this link: https://eur-lex.europa.eu/legal-content/FR/ALL/?uri=CELEX%3A52015DC0302

Loan agreement of €4,000,000 between S.A. IMBC Spinnova and S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

The Creditor expressly reserves the right to assess at any time the impact of non-fulfillment of any of the conditions related to the continuation or non-continuation of contractual relations.

ARTICLE 7 - Payments and/or withdrawals: Method and allocation

The Company undertakes to set up and validate with its bank, a recurring bank address making it possible to make any debit necessary for the full repayment of this loan. The Company must ensure the adequate balance of its bank account from which the payments are debited.

Payments will be applied in the following order: first on the costs and incidentals, then on any late interest then on the interest and finally, on the principal.

ARTICLE 8 - Early repayment

Subject to the prior agreement of the Creditor, the Company shall have the option of repaying all or part of the principal in advance. However, this total or partial repayment may only take place from the time when a third of the total number of monthly payments referred to in Article 3 (Repayment) of this agreement has been repaid on the basis of the terms, conditions and repayment table applicable on the basis of this agreement at the time of the request for early repayment. This period cannot in any case be less than 3 years.

In the case of an early repayment, the interest is due, pro rata temporis, until the effective date of the early repayment. This prior agreement is conditional upon the free choice of the Creditor, by mutual agreement with the other entities of the IMBC Group, to ensure that fair treatment is respected between the various interventions of the IMBC Group for the benefit of the Company.

Thus, in the event of a request for early repayment made to any entity of the IMBC Group by the Company, the Creditor reserves the right to demand repayment in the same proportion1 of all other ongoing interventions within the Company.

ARTICLE 9 - Late payments

In the event of late payment of interest and/or a portion of principal, late payment interest is automatically applied, without prejudice to the provisions of Article 12 (Immediate Maturity).

Thus, any amount unpaid on its due date automatically and as of right incurs additional interest calculated at the applicable statutory2 rate in the event of late payments in commercial matters, from the due date until the day of actual payment.

In the event of a delay in the payment of the Company vis-à-vis the Creditor or vis-à-vis any other company of the IMBC Group, the Creditor reserves the right to allocate or distribute the sums received, if applicable, on the existing loans or credits at the time of the delays, so as to maintain a situation of the outstanding amounts between the various interventions of the IMBC Group, regardless of the type of intervention (loan, advances, equity participation, etc.).

1 For example, a request for repayment of 30% of the balance of this loan or any other interventions granted by the IMBC Group to the Company may be conditional on the repayment of 30% of the balance of all other interventions granted by the IMBC Group to the Company.

2 Covered in the law of 02/08/2002 concerning the fight against late payment in commercial transactions and regularly published by SPF Finance in the Moniteur Belge [Official Belgian Gazette].

Loan agreement of €4,000,000 between S.A. IMBC Spinnova and S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

In particular, the Creditor reserves the right to deduct from the amounts to be disbursed as provided for in Article 2 (Disbursement and withdrawal), any delay in the interventions granted to the Company by the Creditor or by any other company in the IMBC Group.

ARTICLE 10 - Maintaining the operating and investment headquarters in the Region

Throughout the term of the loan, the Company undertakes to maintain at least one operating headquarters in the Mons, Borinage, Centre region.

In addition, the Company undertakes to maintain said investment among its assets throughout the term of the loan.

ARTICLE 11 - Indivisibility

Without prejudice to what is provided for in Article 12 (Immediate Maturity) below and especially in Article 12 paragraph 1, any obligation resulting from this loan is indivisible between the potential beneficiaries of the company (between the company and its potential beneficiaries) so that in the event of split, merger, transfer or equivalent operation, each of the entities resulting from the operation remains bound by this obligation. This indivisibility has the most extensive effects.

The Creditor may, in particular, pursue the recovery of all of what is due, at the expense of the beneficiaries of the Company.

ARTICLE 12 - Immediate Maturity

The Creditor may automatically demand the immediate repayment of the loan, in principal and interest, without any formality other than that provided for, if the borrower is in one of the following cases:

a.	in the event of insolvency, cessation of payments, bankruptcy of the Company, sequestration of its assets, request for the benefit of the law on business continuity or, in general, in the case of any procedure or settlement by which the assets of the Company would be placed under the direct or indirect control of its creditors, or the court or any commission constituted for this purpose, as well as in the case of suspension of payment or amicable settlement; with its creditors;

b.	in the event of dissolution, liquidation, total cessation or substantial modification of the Company’s activity;

c.	in the event of a shareholder change in the Company as well as in the event of absorption, merger or demerger of the Company and the successor entity or shareholders have not otherwise confirmed in writing their commitment to comply with the terms of this Agreement;

Loan agreement of €4,000,000 between S.A. IMBC Spinnova and S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

d.	in the event of a capital reduction or distribution of unavailable reserves of the Company, without the prior written consent of the Creditor;

e.	in the event of early repayment of any other intervention granted to the Company by any other company in the IMBC Group;

f.	in the event of a material non-compliance with any commitment resulting from the other financing obtained (credit, borrowing, etc.) from an organization other than the Creditor resulting in the payment of this debt before its maturity;

g.	in the event of a material non-compliance with its obligations resulting from national or European regulations, in particular in the event that the Company would have benefited from or would benefit from aid not in accordance with said regulations;

h.	in the event of resale of assets financed by means of this loan, without prior authorization from the Creditor;

i.	in the event of non-payment on the dates established for the sums due to the Creditor after formal notice sent by the latter to the Company, providing for a minimum waiting period of fifteen days, without prejudice to what is provided for in Article 9 (Late payment) of this agreement;

j.	in the event of material non-compliance by the Company with any provision, condition or commitment provided for by this agreement;

k.	in the event of withdrawal or non-decision of any administrative decision, such as operating permit or authorization, or environmental permit, which would directly or indirectly affect the activity of the Company;

l.	in the event of a deliberately inaccurate or fragmented declaration by the Company in relation to information that it is responsible for communicating to the Creditor under this agreement, or refusal to communicate such information;

m.	as well as all cases of early payment provided for or to be provided for by law.

The right referred to in the first paragraph of this article is established by the mere fact of the existence of any event or situation in question. In order to take advantage of it, the Creditor will suffice to notify the Company of its intention to this effect and to communicate to it the amount of the debt to be paid.

ARTICLE 13 - “Negative pledge”

The Company is prohibited from granting real or personal sureties to third parties or from entering into co-debit commitments with any other legal or natural person directly relating to the Company’s seneffe operating site, without having previously informed the Creditor. This clause does not concern any sureties and guarantees agreed and given to the other partners referred to in Article 6 (Guarantee(s) and condition(s)).

Loan agreement of €4,000,000 between S.A. IMBC Spinnova and S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

ARTICLE 14 - Information and/or documents to be communicated

Throughout the term of this loan agreement, the Company undertakes to:

a.	On an annual basis, send the Creditor the balance sheets and income statements for the last financial year. On this subject, in particular, the Company will submit annually its balance sheet and profit and loss statements to the Creditor within six months of the end of the financial year.

b.	The Company will send the Creditor, to the extent possible, the provisional figures that it will have in the meantime.

c.	Inform the Creditor of any change of address of the registered office and/or operating headquarters.

d.	Communicate to the Creditor any new publication in the Annexes to the Moniteur Belge.

e.	Communicate to the Creditor any operating permit or authorization, environmental permit, etc., and any other administrative decision, or withdrawal of a permit or authorization, or administrative decision relating to the activities of the Company.

f.	Immediately notify the Creditor of any change of shareholder.

ARTICLE 15 - Monitoring

The Creditor shall have the right to request all the information it reasonably deems useful for assessing the asset and liability situation of the Company, as well as for monitoring the loan; it could, in particular, carry out, if necessary, audits of the business situation of the Company, which must make available to the Creditor or its delegates its accounting books and all other documents useful for this purpose.

At any time, if the Creditor deems that certification by an Auditor of the semi-annual accounts or balance sheet and annual income statements is reasonably necessary, it may require this from the Company, at the expense of the Company.

The Company may not in any case plead that the Creditor has or has not used its supervisory rights to evade its contractual obligations.

ARTICLE 16 - Obligation to communicate information and documents - Impact

The fact that the Company has not complied with its contractual obligations to communicate information and/or documents provided for in this agreement and, for the Creditor, that it has not claimed the performance of said obligations does not imply that the Company is exempt from compliance with these obligations.

Loan agreement of €4,000,000 between S.A. IMBC Spinnova and S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

ARTICLE 17 - Address for service

For the execution of this agreement and for all its consequences, all communications, summonses and notifications shall be sent to the Company’s registered office.

All notifications, summonses and denunciations at the request of the Company must be made to the Creditor at its aforementioned registered office.

ARTICLE 18 - General information

The nullity or irregularity that would affect any of the clauses of this contract would not result in the nullity of this entire contract.

ARTICLE 19 - Assignment of jurisdiction

Any dispute regarding the interpretation, performance and dissolution of this agreement shall fall under the exclusive jurisdiction of the Courts and Tribunals of Mons.

The French version shall prevail among the Parties to the fullest extent permitted by Belgian law, provided, however, that whenever French and/or English translations of certain words or expressions are contained in the French version of this Agreement, such translations shall be conclusive in determining the Belgian legal concept(s) to which the Parties intended to refer.

Loan agreement of €4,000,000 between S.A. IMBC Spinnova and S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

ARTICLE 20 - GDPR

The natural persons who are signatories and/or interveners to this agreement in their own name or as representative of a legal entity acknowledge:

-	Having been informed by the Creditor that personal data is processed by the IMBC Group in accordance with the Privacy Charter.
-	Declare that they have read the Charter, prior to the signing of this agreement.

Signed in Mons, on March 3, 2022 as many copies as there are parties, each party acknowledging having received its copy.

For the Creditor,

/s/ Jean-Sébastien Belle

Mr. Jean-Sébastien Belle

Director

/s/ Sylvie Creteur

Ms. Sylvie Creteur

Deputy Director

For the Company

/s/ Chris Behrenbruch

Chris Behrenbruch

Administrator

/s/ Richard Valeix

Mr Richard Valeix

Director

/s/ Douglas Cubbin

Mr Douglas Cubbin

Director

Loan agreement of €4,000,000 between S.A. IMBC Spinnova and S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

LOAN DEPRECIATION TABLE

Amount :	€4,000,000.00

Term (in months):	96

Rate :	1.85%

Date	Principal	Interest	Monthly payment	Outstanding
03/31/2022	€0.00	To be determined	To be determined	€4,000,000.00
04/30/2022	€0.00	€6,166.67	€6,166.67	€4,000,000.00
05/31/2022	€0.00	€6,166.67	€6,166.67	€4,000,000.00
06/30/2022	€0.00	€6,166.67	€6,166.67	€4,000,000.00
07/31/2022	€0.00	€6,166.67	€6,166.67	€4,000,000.00
08/31/2022	€0.00	€6,166.67	€6,166.67	€4,000,000.00
09/30/2022	€0.00	€6,166.67	€6,166.67	€4,000,000.00
10/31/2022	€0.00	€6,166.67	€6,166.67	€4,000,000.00
11/30/2022	€0.00	€6,166.67	€6,166.67	€4,000,000.00
12/31/2022	€0.00	€6,166.67	€6,166.67	€4,000,000.00
01/31/2023	€0.00	€6,166.67	€6,166.67	€4,000,000.00
02/28/2023	€0.00	€6,166.67	€6,166.67	€4,000,000.00
03/31/2023	€0.00	€6,166.67	€6,166.67	€4,000,000.00
04/30/2023	€0.00	€6,166.67	€6,166.67	€4,000,000.00
05/31/2023	€0.00	€6,166.67	€6,166.67	€4,000,000.00
06/30/2023	€0.00	€6,166.67	€6,166.67	€4,000,000.00
07/31/2023	€0.00	€6,166.67	€6,166.67	€4,000,000.00
08/31/2023	€0.00	€6,166.67	€6,166.67	€4,000,000.00
09/30/2023	€0.00	€6,166.67	€6,166.67	€4,000,000.00
10/31/2023	€0.00	€6,166.67	€6,166.67	€4,000,000.00
11/30/2023	€0.00	€6,166.67	€6,166.67	€4,000,000.00
12/31/2023	€0.00	€6,166.67	€6,166.67	€4,000,000.00
01/31/2024	€0.00	€6,166.67	€6,166.67	€4,000,000.00
02/29/2024	€0.00	€6,166.67	€6,166.67	€4,000,000.00
03/31/2024	€38,691.41	€6,166.67	€44,858.08	€3,961,308.59
04/30/2024	€38,751.06	€6,107.02	€44,858.08	€3,922,557.53
05/31/2024	€38,810.80	€6,047.28	€44,858.08	€3,883,746.73
06/30/2024	€38,870.64	€5,987.44	€44,858.08	€3,844,876.09
07/31/2024	€38,930.56	€5,927.52	€44,858.08	€3,805,945.53
08/31/2024	€38,990.58	€5,867.50	€44,858.08	€3,766,954.95
09/30/2024	€39,050.69	€5,807.39	€44,858.08	€3,727,904.26
10/31/2024	€39,110.89	€5,747.19	€44,858.08	€3,688,793.37
11/30/2024	€39,171.19	€5,686.89	€44,858.08	€3,649,622.18
12/31/2024	€39,231.58	€5,626.50	€44,858.08	€3,610,390.60
01/31/2025	€39,292.06	€5,566.02	€44,858.08	€3,571,098.54
02/28/2025	€39,352.64	€5,505.44	€44,858.08	€3,531,745.90
03/31/2025	€39,413.31	€5,444.77	€44,858.08	€3,492,332.59
04/30/2025	€39,474.07	€5,384.01	€44,858.08	€3,452,858.52

Loan agreement of €4,000,000 between S.A. IMBC Spinnova and S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

05/31/2025	€39,534.92	€5,323.16	€44,858.08	€3,413,323.60
06/30/2025	€39,595.87	€5,262.21	€44,858.08	€3,373,727.73
07/31/2025	€39,656.92	€5,201.16	€44,858.08	€3,334,070.81
08/31/2025	€39,718.05	€5,140.03	€44,858.08	€3,294,352.76
09/30/2025	€39,779.29	€5,078.79	€44,858.08	€3,254,573.47
10/31/2025	€39,840.61	€5,017.47	€44,858.08	€3,214,732.86
11/30/2025	€39,902.03	€4,956.05	€44,858.08	€3,174,830.83
12/31/2025	€39,963.55	€4,894.53	€44,858.08	€3,134,867.28
01/31/2026	€40,025.16	€4,832.92	€44,858.08	€3,094,842.12
02/28/2026	€40,086.87	€4,771.21	€44,858.08	€3,054,755.25
03/31/2026	€40,148.67	€4,709.41	€44,858.08	€3,014,606.58
04/30/2026	€40,210.56	€4,647.52	€44,858.08	€2,974,396.02
05/31/2026	€40,272.55	€4,585.53	€44,858.08	€2,934,123.47
06/30/2026	€40,334.64	€4,523.44	€44,858.08	€2,893,788.83
07/31/2026	€40,396.82	€4,461.26	€44,858.08	€2,853,392.01
08/31/2026	€40,459.10	€4,398.98	€44,858.08	€2,812,932.91
09/30/2026	€40,521.48	€4,336.60	€44,858.08	€2,772,411.43
10/31/2026	€40,583.95	€4,274.13	€44,858.08	€2,731,827.48
11/30/2026	€40,646.51	€4,211.57	€44,858.08	€2,691,180.97
12/31/2026	€40,709.18	€4,148.90	€44,858.08	€2,650,471.79
01/31/2027	€40,771.94	€4,086.14	€44,858.08	€2,609,699.85
02/28/2027	€40,834.79	€4,023.29	€44,858,08	€2,568,865.06
03/31/2027	€40,897.75	€3,960.33	€44,858.08	€2,527,967.31
04/30/2027	€40,960.80	€3,897.28	€44,858.08	€2,487,006.51
05/31/2027	€41,023.94	€3,834.14	€44,858.08	€2,445,982.57
06/30/2027	€41,087.19	€3,770.89	€44,858.08	€2,404,895.38
07/31/2027	€41,150.53	€3,707.55	€44,858.08	€2,363,744.85
08/31/2027	€41,213.97	€3,644.11	€44,858.08	€2,322,530.88
09/30/2027	€41,277.51	€3,580.57	€44,858.08	€2,281,253.37
10/31/2027	€41,341.15	€3,516.93	€44,858.08	€2,239,912.22
11/30/2027	€41,404.88	€3,453.20	€44,858.08	€2,198,507.34
12/31/2027	€41,468.71	€3,389.37	€44,858.08	€2,157,038.63
01/31/2028	€41,532.65	€3,325.43	€44,858.08	€2,115,505.98
29/02/2028	€41,596.67	€3,261.41	€44,858.08	€2,073,909.31
03/31/2028	€41,660.80	€3,197.28	€44,858.08	€2,032,248.51
04/30/2028	€41,725.03	€3,133.05	€44,858.08	€1,990,523.48
05/31/2028	€41,789.36	€3,068.72	€44,858.08	€1,948,734.12
06/30/2028	€41,853.78	€3,004.30	€44,858.08	€1,906,880.34
07/31/2028	€41,918.31	€2,939.77	€44,858.08	€1,864,962.03
08/31/2028	€41,982.93	€2,875.15	€44,858.08	€1,822,979.10
09/30/2028	€42,047.65	€2,810.43	€44,858.08	€1,780,931.45
10/31/2028	€42,112.48	€2,745.60	€44,858.08	€1,738,818.97
11/30/2028	€42,177.40	€2,680.68	€44,858.08	€1,696,641.57
12/31/2028	€42,242.42	€2,615.66	€44,858.08	€1,654,399.15
01/31/2029	€42,307.55	€2,550.53	€44,858.08	€1,612,091.60
02/28/2029	€42,372.77	€2,485.31	€44,858.08	€1,569,718.83

Loan agreement of €4,000,000 between S.A. IMBC Spinnova and S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

03/31/2029	€42,438.10	€2,419.98	€44,858.08	€1,527,280.73
04/30/2029	€42,503.52	€2,354.56	€44,858.08	€1,484,777.21
05/31/2029	€42,569.05	€2,289.03	€44,858.08	€1,442,208.16
06/30/2029	€42,634.68	€2,223.40	€44,858.08	€1,399,573.48
07/31/2029	€42,700.40	€2,157.68	€44,858.08	€1,356,873.08
08/31/2029	€42,766.23	€2,091.85	€44,858.08	€1,314,106.85
09/30/2029	€42,832.17	€2,025.91	€44,858.08	€1,271,274.68
10/31/2029	€42,898.20	€1,959.88	€44,858.08	€1,228,376.48
11/30/2029	€42,964.33	€1,893.75	€44,858.08	€1,185,412.15
12/31/2029	€43,030.57	€1,827.51	€44,858.08	€1,142,381.58
01/31/2030	€43,096.91	€1,761.17	€44,858.08	€1,099,284.67
02/28/2030	€43,163.35	€1,694.73	€44,858.08	€1,056,121.32
03/31/2030	€43,229.89	€1,628.19	€44,858.08	€1,012,891.43
04/30/2030	€43,296.54	€1,561.54	€44,858.08	€969,594.89
05/31/2030	€43,363.29	€1,494.79	€44,858.08	€926,231.60
06/30/2030	€43,430.14	€1,427.94	€44,858.08	€882,801.46
07/31/2030	€43,497.09	€1,360.99	€44,858.08	€839,304.37
08/31/2030	€43,564.15	€1,293.93	€44,858.08	€795,740.22
09/30/2030	€43,631.31	€1,226.77	€44,858.08	€752,108.91
10/31/2030	€43,698.58	€1,159.50	€44,858.08	€708,410.33
11/30/2030	€43,765.95	€1,092.13	€44,858.08	€664,644.38
12/31/2030	€43,833.42	€1,024.66	€44,858.08	€620,810.96
01/31/2031	€43,901.00	€957.08	€44,858.08	€576,909.96
02/28/2031	€43,968.68	€889.40	€44,858.08	€532,941.28
03/31/2031	€44,036.46	€821.62	€44,858.08	€488,904.82
04/30/2031	€44,104.35	€753,73	€44,858.08	€444,800.47
05/31/2031	€44,172.35	€685.73	€44,858.08	€400,628.12
06/30/2031	€44,240.44	€617.64	€44,858.08	€356,387.68
07/31/2031	€44,308.65	€549.43	€44,858.08	€312,079.03
08/31/2031	€44,376.96	€481.12	€44,858.08	€267,702.07
09/30/2031	€44,445.37	€412.71	€44,858.08	€223,256.70
10/31/2031	€44,513.89	€344.19	€44,858.08	€178,742.81
11/30/2031	€44,582.52	€275.56	€44,858.08	€134,160.29
12/31/2031	€44,651.25	€206.83	€44,858.08	€89,509.04
01/31/2032	€44,720.09	€137.99	€44,858.08	€44,788.95
02/29/2032	€44,788.95	€69.13	€44,858.08	€0.00
TOTAL	€4,000,000.00	€448,209.09	€4,448,209.09

Loan agreement of €4,000,000 between S.A. IMBC Spinnova and S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

CONVENTION DE PRET DE 4.000.000 €

Entre :

La société anonyme « IMBC Spinnova », dont le siège social est établi à 7000 Mons, rue des Quatre Fils Aymon, 14. Inscrite au Registre des Personnes morales du Hainaut (section Mons) sous le numéro d’entreprise 0870.661.013.

Société ici représentée par deux Administrateurs, conformément à l’article 22 de ses statuts :

-	Madame Sylvie CRETEUR demeurant Rivage de Buisseret, 10 à 7180 Seneffe (NN 69.04.04-094.02).
-	Monsieur Jean-Sébastien BELLE demeurant chaussée de Mons, 525 à 7810 Ath (NN 66.03.11-125.79).

Ci-après dénommée « la Créancière »,

de première part

Et

La société privée à responsabilité limitée TELIX PHARMACEUTICALS (BELGIUM) ayant son siège social Rue de Hermée, 255 à 4040 Herstal. Inscrite au Registre des Personnes morales de Liège (section Liège). Numéro d’entreprise 0695.832.765.

Société ici représentée par 2 Administrateurs conformément à ses statuts :

-	Monsieur Douglas CUBBIN, Group Chief Financial Officer, 5/19-21 Caronia Ave, Cronulla NSW 2230, Australia.
-	Monsieur Richard VALEIX, President EMEA, 20 Rue de Verdun 74940 Annecy le vieux, France.

Ci-après dénommée « la Société » ou « l’Entreprise »,

de deuxième part

Il a été préalablement déclaré ce qui suit :

1)	Le Groupe IMBC est composé de la S.A. Invest Mons-Borinage-Centre, la maison mère, et de ses filiales ; à savoir : la S.A. IMBC Capital Risque, la S.A. IMBC Immo Lease, la S.A. IMBC Spinnova, la S.A. IMBC 2020 et de toute autre société filiale à créer, la Créancière faisant donc partie de ce Groupe.

2)	Les titres des articles de la présente convention n’ont pas de portée juridique et ne pourront pas servir à interpréter celle-ci.

Convention de prêt de 4.000.000 € entre la S.A. IMBC Spinnova et la S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

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Il a été convenu ce qui suit :

ARTICLE 1 - Montant, objet et forme du prêt

La Créancière met à la disposition de la Société, sous forme de prêt, un montant de 4.000.000 € destiné au financement du site d’exploitation de Seneffe.

ARTICLE 2 - Libération et prélèvement

a)       Libération

Sans préjudice de l’article 6 (Garantie(s) et condition(s) de la présente convention, le prêt est libérable par tranches successives, sous la forme de prélèvements d’un montant correspondant aux dépenses éligibles à supporter par la Société, au fur et à mesure de leur exigibilité. La libération de chacune desdites tranches est soumise à l’envoi préalable par la Société de documents que la Créancière jugera raisonnablement nécessaire justifiant de cette libération.

Est annexé à la présente convention, un tableau d’amortissement provisoire de remboursement, lequel fait partie intégrante de la présente convention, prenant en considération une date théorique de libération fixée au 1er mars 2022.

b)       Prélèvement

Sans préjudice de l’article 9 (Retards de paiement), le(s) prélèvements concerné(s) sera(ont) ensuite porté(s) au crédit sur le compte BE57 0689 3733 1235 (Belfius). de la Société.

Préalablement, la Créancière aura été mise en possession d’une attestation émanant de la banque concernant l’existence et le titulaire du compte précité.

Une période de prélèvement maximum est fixée. Elle débute à partir du 1er prélèvement et se clôture à l’expiration de la période de prélèvement telle que fixée dans le tableau d’amortissement provisoire.

Cette période peut être réduite en fonction de la date du dernier prélèvement. Si, au terme de la période de prélèvement, la totalité du prêt n’a pas été prélevée, la Créancière est déliée de toute obligation de libération du solde du prêt ; le montant du prêt étant alors de plein droit limité au montant libéré à cette date.

Le tableau d’amortissement adapté définitif, lequel fera partie intégrante de la convention, sera adressé par la Créancière, au terme de la période de prélèvement, à la Société.

La Créancière aura également la faculté de suspendre la libération du prêt, voire de mettre fin à celui-ci moyennant préavis raisonnable, dans les circonstances suivantes, en avisant préalablement la Société, par courrier :

-	en cas de retrait ou de non obtention de toute décision administrative, telle que permis ou autorisation d’exploitation ou permis d’environnement, etc., qui affecterait directement ou indirectement les activités de la Société ou le financement du projet.

Convention de prêt de 4.000.000 € entre la S.A. IMBC Spinnova et la S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

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-	en cas d’insolvabilité, cessation de paiement, faillite de la Société séquestre de ses biens, demande du bénéfice de la loi sur la continuité des entreprises ou, en général, dans le cas d’une quelconque procédure ou règlement par lequel l’actif de la Société serait placé sous contrôle direct ou indirect de ses créanciers, ou du tribunal ou de toute commission constituée à cette fin, ainsi que dans le cas de sursis de paiement ou de règlement amiable avec ses créanciers.

ARTICLE 3 - Remboursement

Le prêt est remboursable en 96 mensualités de 44.858,08 € (capital + intérêts) (voir tableau d’amortissement provisoire du prêt joint) sur le compte numéro BE64 7320 0865 2552 de la Créancière.

Le premier remboursement du capital a lieu au terme au terme de la période de carence de 24 mois laquelle commence à courir à dater du premier prélèvement. Il est payable le dernier jour du mois concerné.

ARTICLE 4 - Intérêts

A compter de la date de libération, le prêt produit un intérêt fixe de 1,85 % l’an, payable mensuellement à terme échu (voir tableau d’amortissement provisoire) sur le compte numéro BE64 7320 0865 2552 de la Créancière.

Le premier paiement en intérêts est calculé prorata temporis et a lieu au terme du premier mois qui suit la date du premier prélèvement. Il est payable le dernier jour du mois concerné.

ARTICLE 5 - Engagements

« L’Entreprise confirme qu’elle a bien connaissance de ce qui suit : L’intervention de l’Invest bénéficie de la garantie du programme InnovFin SME Guarantee avec le soutien financier de l’Union européenne au travers des instruments financiers de Horizon 2020 et du Fonds Européen pour l’Investissement Stratégique (EFSI) mis en place dans le cadre du Plan d’Investissement pour l’Europe. L’objectif d’EFSI est d’aider au soutien du financement et de la mise en oeuvre d’investissements productifs dans l’Union européenne ainsi que d’assurer l’amélioration de l’accès au financement. »

« L’Entreprise reconnaît et accepte que le Fonds Européen d’Investissement, les agents de la FEI, la Cour des Comptes de la Communauté européenne, la Commission, les agents ou les contractants de la Commission comprenant l’OLAF, la Banque Européenne d’Investissement et/ou toute autre institution de l’Union Européenne ou organisme qui a le droit de vérifier l’utilisation du présent accord dans le cadre de InnovFin (ensemble, les «Entités Agréées» et séparément, une «Entité Agréée») auront le droit d’effectuer des contrôles et des audits et de demander des informations et de la documentation eu égard à cet accord et à son exécution, y compris et sans restriction aux fins de l’évaluation du programme InnovFin. L’entreprise doit permettre des visites de surveillance et des inspections par toute Entité Agréée de ses activités commerciales, ses livres et registres. Comme ces contrôles peuvent inclure des visites surprises et des inspections de la contrepartie, la contrepartie doit permettre l’accès à ses locaux à toute Entité Agréée pendant les heures normales de travail. »

Convention de prêt de 4.000.000 € entre la S.A. IMBC Spinnova et la S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

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« Pour satisfaire aux exigences du programme InnovFin SME Guarantee (avec le soutien financier de l’Union européenne et du Fonds Européen d’Investissement), l’Entreprise s’engage :

○	à se conformer à tout moment aux principes et à la législation qui lui sont applicables en matière de prévention du blanchiment de capitaux, de lutte contre le terrorisme et la fraude fiscale, et (ii) à ne pas s’établir dans une juridiction « non-coopérative »[4] ;
○	à respecter les lois et réglementations (qu’il s’agisse de lois et règlements nationaux ou de l’UE) qui lui sont applicables ;
○	à ne commettre aucune fraude ou irrégularité ;
○	à respecter les critères d’éligibilités applicables pour permettre à l’intervention financière de l’Invest de bénéficier du programme InnovFin SME Guarantee, dont elle confirme avoir pris connaissance ;
○	à préparer, mettre à jour, conserver pendant toute la durée de la présente convention (et durant une période de sept années à l’issue de son terme) et mettre à disposition de l’Invest, sur demande au cours de cette période et endéans un bref délai à compter de cette demande, tout document ou toute information le concernant ou portant sur l’intervention financière de l’Invest, ET soit (i) devant être inclus dans tout reporting dans le cadre de la garantie du programme InnovFin SME Guarantee, soit (ii) s’avérant nécessaires pour vérifier que les critères d’éligibilités applicables susvisés sont bien respectés. »

ARTICLE 6 - Garantie(s) et condition(s)

La présente convention est conclue sous la/les garantie(s) et la/les condition(s) suivante(s) :

Garantie(s)- Hypothèque de 50.000 € (55.000 € en principal et accessoires) et mandat hypothécaire de 3.950.000 € (4.345.000 € en principal et accessoires) sur l’immeuble dans les mêmes proportions que la banque (hypothèque rang 2 derrière un premier rang BNP de 100.000 € (110.000 € en principal et accessoires) et mandat en rang 4 derrière un mandat en rang 3 de 8.000.000 € de BNP (8.800.000 € en principal et accessoires) en cas de conversion).

-	Couverture du FEI à hauteur de 50 % sur une tranche du présent prêt limitée à 2.000.000 €.
-	Lettre d’engagement (Comfort Letter) de la maison mère TIPL.

Condition(s) préalable(s)

-	Effort propre de 2.495.000 € pour le démantèlement du site.
-	Effort propre complémentaire d’un montant minimum de 2.000.000 €.

Condition(s) liée(s)

-	Interventions bancaires pour un montant total de 8.100.000 € sur base des conditions et modalités convenues.
-	Libération du prêt conjointe à la libération du prêt bancaire.
-	Bouclage du montage financier.

4 La liste des juridictions fiscales non coopératives est reprise dans l’annexe à la Communication de la Commission au Parlement européen et au Conseil sur « Un système d’imposition des sociétés plus juste au sein de l’Union » du 17 juin 2015 accessible via ce lien : https://eur-lex.europa.eu/legal-content/FR/ALL/?uri=CELEX%3A52015DC0302

Convention de prêt de 4.000.000 € entre la S.A. IMBC Spinnova et la S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

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La Créancière se réserve expressément le droit d’apprécier à n’importe quel moment l’incidence de la non- réalisation d’une des conditions liées sur la poursuite ou non des relations contractuelles.

ARTICLE 7 - Paiements et/ou prélèvements : Mode et affectation

La Société s’engage à mettre en place et à valider auprès de sa banque, une domiciliation bancaire récurrente permettant de réaliser tout prélèvement nécessaire au parfait remboursement du présent prêt. La Société doit veiller à l’approvisionnement de son compte bancaire sur lequel les domiciliations sont prélevées.

Les paiements s’imputeront dans l’ordre suivant : d’abord sur les frais et accessoires, puis sur les intérêts de retard éventuels ensuite sur les intérêts et enfin, sur le capital.

ARTICLE 8 - Remboursement anticipé

Sous réserve de l’accord préalable de la Créancière, la Société aura la faculté de rembourser anticipativement, tout ou partie du capital. Ce remboursement total ou partiel ne pourra toutefois intervenir qu’à partir du moment où un tiers du nombre total de mensualités repris à l’article 3 (Remboursement) de la présente convention a été remboursé sur base des termes, modalités et tableau de remboursement applicables sur base de la présente convention au moment de la demande de remboursement anticipé. Ce délai ne peut dans tous les cas être inférieur à 3 ans.

Dans le cas d’un remboursement anticipatif, l’intérêt est dû, prorata temporis, jusqu’à la date effective du remboursement anticipatif.

Cet accord préalable est conditionné au libre choix de la Créancière, d’un commun accord avec les autres entités du Groupe IMBC, de faire respecter un traitement équitable entre les différentes interventions du Groupe IMBC au profit de la Société.

Ainsi, en cas de demande de remboursement anticipé faite à une quelconque entité du Groupe IMBC par la Société, la Créancière se réserve le droit d’exiger un remboursement à la même proportion[5] de toutes les autres interventions en cours au sein de la Société.

ARTICLE 9 - Retards de paiement

En cas de retard de paiement des intérêts et/ou d’une tranche de capital, il est appliqué de plein droit un intérêt de retard, sans préjudice des dispositions de l’article 12 (Exigibilité immédiate).

Ainsi, toute somme impayée à son échéance porte automatiquement et de plein droit un intérêt supplémentaire calculé au taux legal[6] applicable en cas de retards de paiement en matière commerciale et ce, depuis la date d’échéance jusqu’au jour du paiement effectif.

En cas de retard de paiement de la Société vis-à-vis de la Créancière ou vis-à-vis de toute autre société du Groupe IMBC, la Créancière se réserve le droit d’affecter ou de répartir les sommes perçues, le cas échéant, sur les interventions existantes au moment des retards, de manière à garder une situation des encours équitable entre les différentes interventions du Groupe IMBC et ce, quel que soit le type d’intervention (prêt, avances, prise de participation etc.).

5 A titre d’exemple, une demande de remboursement de 30 % du solde du présent prêt ou de toute autres interventions octroyées par le Groupe IMBC à la Société peut être conditionnée au remboursement de 30 % du solde de toutes les autres interventions octroyées par le Groupe IMBC à la Société.

6 Prévu dans la loi du 02/08/2002 concernant la lutte contre le retard de paiement dans les transactions commerciales et publié régulièrement par le SPF Finance au Moniteur belge.

Convention de prêt de 4.000.000 € entre la S.A. IMBC Spinnova et la S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

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La Créancière se réserve notamment le droit de déduire des montants à libérer tel que prévu à l’article 2 ,(Libération et prélèvement), tout retard sur les interventions octroyées à la Société par la Créancière ou par toute autre société du Groupe IMBC.

ARTICLE 10 - Maintien du siège d’exploitation et de l’investissement dans la Région

Pendant toute la durée du prêt, la Société s’engage à maintenir au moins un siège d’exploitation dans la région de Mons, Borinage, Centre.

En outre, la Société s’engage à maintenir ledit investissement parmi ses actifs durant toute la durée du prêt.

ARTICLE 11 - Indivisibilité

Sans préjudice à ce qui est prévu à l’article 12 (Exigibilité immédiate) ci-après et spécialement à l’article 12 alinéa 1er c., toute obligation résultant du présent prêt sont indivisibles entre les ayants droits éventuels de la société (entre la société et ses ayants droits éventuels) en sorte qu’en cas de scission, fusion, transfert ou opération équivalente, chacune des entités issues de l’opération reste tenue des obligations de la présente convention. Cette indivisibilité a les effets les plus étendus.

La Créancière peut, notamment, poursuivre le recouvrement de la totalité de ce qui est exigible, à charge des ayant droits de la Société.

ARTICLE 12 - Exigibilité immédiate

La Créancière pourra exiger de plein droit le remboursement immédiat du prêt, en capital et intérêts, sans formalité autre que celle prévue, si l’emprunteur se trouve dans l’un des cas suivants :

a.	en cas d’insolvabilité, cessation de paiement, faillite de la Société, séquestre de ses biens, demande du bénéfice de la loi sur la continuité des entreprises ou, en général, dans le cas d’une quelconque procédure ou règlement par lequel l’actif de la Société serait placé sous contrôle direct ou indirect de ses créanciers, ou du tribunal ou de toute commission constituée à cette fin, ainsi que dans le cas de sursis de paiement ou de règlement amiable avec ses créanciers ;

b.	en cas de dissolution, de liquidation, de cessation totale ou de modification substantielle de l’activité de la Société ;

c.	en cas de modification actionnariale de la Société ainsi qu’en cas d’absorption, de fusion ou de scission de la Société et que l’entité en résultant ou ses actionnaires n’ont pas confirmé par écrit leur engagement à respecter les termes du présent pacte ;

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d.	en cas de réduction de capital ou de distribution de réserves indisponibles de la Société, sans l’accord écrit et préalable de la Créancière ;

e.	en cas de remboursement anticipé de toute autre intervention octroyée à la société par toute autre sociétés du Groupe IMBC ;

f.	en cas de non-respect significatif d’un quelconque engagement résultant d’un autre financement obtenu (crédit, emprunt...) auprès d’un autre organisme que la Créancière entraînant l’exigibilité de cette dette avant son échéance ;

g.	en cas de non-respect significatif de ses obligations résultant de la réglementation nationale ou européenne, en particulier au cas où la Société aurait bénéficié ou bénéficierait d’une aide non conforme à ladite réglementation ;

h.	en cas de revente des actifs financés au moyen du présent prêt, sans autorisation préalable de la Créancière ;

i.	en cas de non-paiement aux dates fixées des sommes dues à la Créancière après mise en demeure adressée par cette dernière à la Société, prévoyant un délai minimum de carence de quinze jours, sans préjudice de ce qui est prévu à l’article 9 (Retards de paiement) de la présente convention ;

j.	en cas de non-respect significatif par la Société de toute disposition, condition ou engagement prévu par la présente convention ;

k.	en cas de retrait ou de non décision de toute décision administrative, telle que permis ou autorisation d’exploitation, ou permis d’environnement, qui affecterait directement ou indirectement l’activité de la Société ;

l.	en cas de déclaration volontairement inexacte ou parcellaire de la part de la Société relativement à des informations qu’il lui incombe de communiquer à la Créancière en vertu de la présente convention, ou de refus de communiquer lesdites informations ;

m.	ainsi que tous les cas d’exigibilité anticipée prévus ou à prévoir par la loi.

Le droit visé à l’alinéa premier du présent article est établi par le simple fait de l’existence de tout évènement ou situation dont il y est question. Pour s’en prévaloir, il suffira à la Créancière de notifier sa volonté en ce sens à la Société et de lui communiquer le montant de la dette à acquitter.

ARTICLE 13 - « Clause négative - Négative pledge »

La Société s’interdit d’accorder à des tiers des suretés réelles ou personnelles ou de contracter des engagements en codébition avec toute autre personne morale ou physique directement liés au site d’exploitation de seneffe de la Société, sans avoir préalablement informé la Créancière. La présente clause ne concerne pas les éventuelles suretés et garanties convenues et données aux autres partenaires dont il est question à l’article 6 (Garantie(s) et condition(s)).

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ARTICLE 14 - Renseignements et/ou documents à communiquer

Pendant toute la durée de la présente convention de prêt, la Société s’engage à :

a.	Transmettre annuellement à la Créancière les bilans et comptes de résultats du dernier exercice. A ce sujet, notamment, la Société remettra annuellement son bilan et comptes de pertes et profits à la Créancière dans les six mois qui suivent la clôture de l’exercice social. La Société fera parvenir à la Créancière, dans la mesure de ses possibilités, les chiffres provisoires dont elle disposera dans l’intervalle.

b.	Informer la Créancière de tout changement d’adresse du siège social et/ou du siège d’exploitation.

c.	Communiquer à la Créancière toute nouvelle publication aux Annexes du Moniteur belge.

d.	Communiquer à la Créancière tout permis ou autorisation d’exploitation, permis d’environnement, etc., et toute autre décision administrative, ou retrait de permis ou d’autorisation, ou décision administrative en rapport avec les activités de la Société.

e.	Communiquer immédiatement à la Créancière tout changement d’actionnaire.

ARTICLE 15 - Surveillance

La Créancière aura le droit de demander tous les renseignements qu’elle estimera raisonnablement utiles à l’appréciation de la situation active et passive de la Société, ainsi qu’à la surveillance du prêt ; elle pourrait notamment faire procéder, en cas de besoin, à des examens de la situation des affaires de la Société, qui doit mettre à la disposition de la Créancière ou de ses délégués ses livres de comptabilité et tous autres documents utiles à cette fin.

A tout moment, si la Créancière juge qu’une certification par un Réviseur des comptes semestriels ou du bilan et des comptes de résultats annuels lui paraisse raisonnablement nécessaire, elle pourra l’exiger de la Société, et ce, aux frais de la Société.

La Société ne pourra en aucun cas exciper du fait que la Créancière a ou n’a pas fait usage de ses droits de surveillance pour échapper à ses obligations contractuelles.

ARTICLE 16 - Obligation de communication d’informations et de documents - Incidence

Le fait, pour la Société de n’avoir pas respecté ses obligations contractuelles de communication d’informations et/ou de documents prévues dans la présente convention et, pour la Créancière de n’avoir pas réclamé l’exécution desdites obligations n’implique aucunement que la Société soit dispensée du respect de celles-ci.

ARTICLE 17 - Election de domicile

Pour l’exécution de la présente convention et pour toutes ses suites, toutes les communications, sommations, assignations, significations seront adressées au siège social de la Société.

Convention de prêt de 4.000.000 € entre la S.A. IMBC Spinnova et la S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

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Toutes notifications, significations et dénonciations à la requête de la Société devront être faites à la Créancière en son siège social précité.

ARTICLE 18 - Généralité

La nullité ou l’irrégularité qui affecterait l’une des clauses du présent contrat n’entraînerait pas pour autant la nullité de l’ensemble de ce contrat.

ARTICLE 19 - Attribution de compétence

Tout litige au sujet de l’interprétation, de l’exécution et de la dissolution de la présente convention est de la compétence exclusive des Cours et Tribunaux de Mons.

Les parties s’accordent pour que la version française de cette convention prévale sur la version anglaise dans le cas où une difficulté d’interprétation serait à constater dans le cadre de la traduction anglaise.

ARTICLE 20 - RGPD

Les personnes physiques signataires et/ou intervenantes à la présente convention en leur nom propre ou en représentation d’une personne morale reconnaissent :

-	Avoir été informées par la Créancière que les données à caractère personnel sont traitées par le Groupe IMBC conformément à la Charte de la vie privée.
-	Déclarent avoir pris connaissance de la Charte, préalablement à la signature de la présente convention.

Fait à Mons, le 3 mars 2022 en autant d’exemplaires qu’il y a de parties, chacune des parties reconnaissant avoir reçu le sien.

Pour la Créancière,

/s/ Jean-Sébastien Belle

Mr. Jean-Sébastien Belle

Director

/s/ Sylvie Creteur

Ms. Sylvie Creteur

Deputy Director

Pour la Société,

/s/ Chris Behrenbruch

Chris Behrenbruch

Administrator

Convention de prêt de 4.000.000 € entre la S.A. IMBC Spinnova et la S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

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/s/ Richard Valeix

Mr Richard Valeix

Director

/s/ Douglas Cubbin

Mr Douglas Cubbin

Director

Convention de prêt de 4.000.000 € entre la S.A. IMBC Spinnova et la S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

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TABLEAU D’AMORTISSEMENT DU PRET

Montant :	4.000.000,00 €

Durée (en mois) :	96

Taux :	1,85%

Date	Principal	Intérêts	Mensualité	Encours
31/03/2022	0,00 €	A déterminer	A déterminer	4.000.000,00 €
30/04/2022	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
31/05/2022	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
30/06/2022	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
31/07/2022	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
31/08/2022	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
30/09/2022	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
31/10/2022	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
30/11/2022	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
31/12/2022	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
31/01/2023	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
28/02/2023	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
31/03/2023	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
30/04/2023	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
31/05/2023	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
30/06/2023	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
31/07/2023	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
31/08/2023	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
30/09/2023	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
31/10/2023	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
30/11/2023	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
31/12/2023	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
31/01/2024	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
29/02/2024	0,00 €	6.166,67 €	6.166,67 €	4.000.000,00 €
31/03/2024	38.691,41 €	6.166,67 €	44.858,08 €	3.961.308,59 €
30/04/2024	38.751,06 €	6.107,02 €	44.858,08 €	3.922.557,53 €
31/05/2024	38.810,80 €	6.047,28 €	44.858,08 €	3.883.746,73 €
30/06/2024	38.870,64 €	5.987,44 €	44.858,08 €	3.844.876,09 €
31/07/2024	38.930,56 €	5.927,52 €	44.858,08 €	3.805.945,53 €
31/08/2024	38.990,58 €	5.867,50 €	44.858,08 €	3.766.954,95 €
30/09/2024	39.050,69 €	5.807,39 €	44.858,08 €	3.727.904,26 €
31/10/2024	39.110,89 €	5.747,19 €	44.858,08 €	3.688.793,37 €
30/11/2024	39.171,19 €	5.686,89 €	44.858,08 €	3.649.622,18 €
31/12/2024	39.231,58 €	5.626,50 €	44.858,08 €	3.610.390,60 €
31/01/2025	39.292,06 €	5.566,02 €	44.858,08 €	3.571.098,54 €
28/02/2025	39.352,64 €	5.505,44 €	44.858,08 €	3.531.745,90 €
31/03/2025	39.413,31 €	5.444,77 €	44.858,08 €	3.492.332,59 €
30/04/2025	39.474,07 €	5.384,01 €	44.858,08 €	3.452.858,52 €

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31/05/2025	39.534,92 €	5.323,16 €	44.858,08 €	3.413.323,60 €
30/06/2025	39.595,87 €	5.262,21 €	44.858,08 €	3.373.727,73 €
31/07/2025	39.656,92 €	5.201,16 €	44.858,08 €	3.334.070,81 €
31/08/2025	39.718,05 €	5.140,03 €	44.858,08 €	3.294.352,76 €
30/09/2025	39.779,29 €	5.078,79 €	44.858,08 €	3.254.573,47 €
31/10/2025	39.840,61 €	5.017,47 €	44.858,08 €	3.214.732,86 €
30/11/2025	39.902,03 €	4.956,05 €	44.858,08 €	3.174.830,83 €
31/12/2025	39.963,55 €	4.894,53 €	44.858,08 €	3.134.867,28 €
31/01/2026	40.025,16 €	4.832,92 €	44.858,08 €	3.094.842,12 €
28/02/2026	40.086,87 €	4.771,21 €	44.858,08 €	3.054.755,25 €
31/03/2026	40.148,67 €	4.709,41 €	44.858,08 €	3.014.606,58 €
30/04/2026	40.210,56 €	4.647,52 €	44.858,08 €	2.974.396,02 €
31/05/2026	40.272,55 €	4.585,53 €	44.858,08 €	2.934.123,47 €
30/06/2026	40.334,64 €	4.523,44 €	44.858,08 €	2.893.788,83 €
31/07/2026	40.396,82 €	4.461,26 €	44.858,08 €	2.853.392,01 €
31/08/2026	40.459,10 €	4.398,98 €	44.858,08 €	2.812.932,91 €
30/09/2026	40.521,48 €	4.336,60 €	44.858,08 €	2.772.411,43 €
31/10/2026	40.583,95 €	4.274,13 €	44.858,08 €	2.731.827,48 €
30/11/2026	40.646,51 €	4.211,57 €	44.858,08 €	2.691.180,97 €
31/12/2026	40.709,18 €	4.148,90 €	44.858,08 €	2.650.471,79 €
31/01/2027	40.771,94 €	4.086,14 €	44.858,08 €	2.609.699,85 €
28/02/2027	40.834,79 €	4.023,29 €	44.858,08 €	2.568.865,06 €
31/03/2027	40.897,75 €	3.960,33 €	44.858,08 €	2.527.967,31 €
30/04/2027	40.960,80 €	3.897,28 €	44.858,08 €	2.487.006,51 €
31/05/2027	41.023,94 €	3.834,14 €	44.858,08 €	2.445.982,57 €
30/06/2027	41.087,19 €	3.770,89 €	44.858,08 €	2.404.895,38 €
31/07/2027	41.150,53 €	3.707,55 €	44.858,08 €	2.363.744,85 €
31/08/2027	41.213,97 €	3.644,11 €	44.858,08 €	2.322.530,88 €
30/09/2027	41.277,51 €	3.580,57 €	44.858,08 €	2.281.253,37 €
31/10/2027	41.341,15 €	3.516,93 €	44.858,08 €	2.239.912,22 €
30/11/2027	41.404,88 €	3.453,20 €	44.858,08 €	2.198.507,34 €
31/12/2027	41.468,71 €	3.389,37 €	44.858,08 €	2.157.038,63 €
31/01/2028	41.532,65 €	3.325,43 €	44.858,08 €	2.115.505,98 €
29/02/2028	41.596,67 €	3.261,41 €	44.858,08 €	2.073.909,31 €
31/03/2028	41.660,80 €	3.197,28 €	44.858,08 €	2.032.248,51 €
30/04/2028	41.725,03 €	3.133,05 €	44.858,08 €	1.990.523,48 €
31/05/2028	41.789,36 €	3.068,72 €	44.858,08 €	1.948.734,12 €
30/06/2028	41.853,78 €	3.004,30 €	44.858,08 €	1.906.880,34 €
31/07/2028	41.918,31 €	2.939,77 €	44.858,08 €	1.864.962,03 €
31/08/2028	41.982,93 €	2.875,15 €	44.858,08 €	1.822.979,10 €
30/09/2028	42.047,65 €	2.810,43 €	44.858,08 €	1.780.931,45 €
31/10/2028	42.112,48 €	2.745,60 €	44.858,08 €	1.738.818,97 €
30/11/2028	42.177,40 €	2.680,68 €	44.858,08 €	1.696.641,57 €
31/12/2028	42.242,42 €	2.615,66 €	44.858,08 €	1.654.399,15 €
31/01/2029	42.307,55 €	2.550,53 €	44.858,08 €	1.612.091,60 €
28/02/2029	42.372,77 €	2.485,31 €	44.858,08 €	1.569.718,83 €

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31/03/2029	42.438,10 €	2.419,98 €	44.858,08 €	1.527.280,73 €
30/04/2029	42.503,52 €	2.354,56 €	44.858,08 €	1.484.777,21 €
31/05/2029	42.569,05 €	2.289,03 €	44.858,08 €	1.442.208,16 €
30/06/2029	42.634,68 €	2.223,40 €	44.858,08 €	1.399.573,48 €
31/07/2029	42.700,40 €	2.157,68 €	44.858,08 €	1.356.873,08 €
31/08/2029	42.766,23 €	2.091,85 €	44.858,08 €	1.314.106,85 €
30/09/2029	42.832,17 €	2.025,91 €	44.858,08 €	1.271.274,68 €
31/10/2029	42.898,20 €	1.959,88 €	44.858,08 €	1.228.376,48 €
30/11/2029	42.964,33 €	1.893,75 €	44.858,08 €	1.185.412,15 €
31/12/2029	43.030,57 €	1.827,51 €	44.858,08 €	1.142.381,58 €
31/01/2030	43.096,91 €	1.761,17 €	44.858,08 €	1.099.284,67 €
28/02/2030	43.163,35 €	1.694,73 €	44.858,08 €	1.056.121,32 €
31/03/2030	43.229,89 €	1.628,19 €	44.858,08 €	1.012.891,43 €
30/04/2030	43.296,54 €	1.561,54 €	44.858,08 €	969.594,89 €
31/05/2030	43.363,29 €	1.494,79 €	44.858,08 €	926.231,60 €
30/06/2030	43.430,14 €	1.427,94 €	44.858,08 €	882.801,46 €
31/07/2030	43.497,09 €	1.360,99 €	44.858,08 €	839.304,37 €
31/08/2030	43.564,15 €	1.293,93 €	44.858,08 €	795.740,22 €
30/09/2030	43.631,31 €	1.226,77 €	44.858,08 €	752.108,91 €
31/10/2030	43.698,58 €	1.159,50 €	44.858,08 €	708.410,33 €
30/11/2030	43.765,95 €	1.092,13 €	44.858,08 €	664.644,38 €
31/12/2030	43.833,42 €	1.024,66 €	44.858,08 €	620.810,96 €
31/01/2031	43.901,00 €	957,08 €	44.858,08 €	576.909,96 €
28/02/2031	43.968,68 €	889,40 €	44.858,08 €	532.941,28 €
31/03/2031	44.036,46 €	821,62 €	44.858,08 €	488.904,82 €
30/04/2031	44.104,35 €	753,73 €	44.858,08 €	444.800,47 €
31/05/2031	44.172,35 €	685,73 €	44.858,08 €	400.628,12 €
30/06/2031	44.240,44 €	617,64 €	44.858,08 €	356.387,68 €
31/07/2031	44.308,65 €	549,43 €	44.858,08 €	312.079,03 €
31/08/2031	44.376,96 €	481,12 €	44.858,08 €	267.702,07 €
30/09/2031	44.445,37 €	412,71 €	44.858,08 €	223.256,70 €
31/10/2031	44.513,89 €	344,19 €	44.858,08 €	178.742,81 €
30/11/2031	44.582,52 €	275,56 €	44.858,08 €	134.160,29 €
31/12/2031	44.651,25 €	206,83 €	44.858,08 €	89.509,04 €
31/01/2032	44.720,09 €	137,99 €	44.858,08 €	44.788,95 €
29/02/2032	44.788,95 €	69,13 €	44.858,08 €	0,00 €
TOTAL	4.000.000,00 €	448.209,09 €	4.448.209,09 €

Convention de prêt de 4.000.000 € entre la S.A. IMBC Spinnova et la S.P.R.L. TELIX PHARMACEUTICALS (BELGIUM)

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